Exhibit 10.10

PRIVATE & CONFIDENTIAL

Name

By Email

          , 2026

Dear Name,

Management Incentive Plan (“MIP”)

Capitalised terms used but not otherwise defined in this letter shall have the meanings given to them in the existing MIP Rules for Members (the “MIP Rules”).

We are writing to you in connection with your participation in the MIP. This letter, to be signed as a deed, constitutes a request for your consent, in your capacity as a Participant, to

i)	a proposed variation to the MIP Rules when determining the amount of your MIP payment (the “Proposed Variation”) and

ii)	commit to reinvest part of your MIP payment to buy Ordinary Shares when the company goes public (IPO). You’ll buy these shares at the set price through a special program (called a directed share program) run by one of the underwriters. This program is designed to help people purchase shares during the IPO.

Variation to the existing MIP Rules

Under the existing MIP Rules, cash proceeds arising in connection with an initial public offering (“IPO”) are calculated on the basis that all shareholders are deemed to have sold their entire shareholdings at a price per share equal to the average of the official closing prices published by the relevant exchange over the five trading days immediately following the IPO.

The Board has determined that the foregoing methodology is impracticable, as it may give rise to a material unquantified liability which could adversely impact investor demand in connection with the IPO. Accordingly, it is proposed that the calculation of cash proceeds be amended such that it is based on the IPO offering price per Ordinary Share (the “Variation”).

In consideration for your agreement to the Variation, the Board intends to grant to existing Participants a total of 5,000,000 options to purchase ordinary shares. Participants will be granted these options on a pro rata basis in accordance with their existing entitlements under the MIP.

On this basis, you shall be entitled to a grant of XXX,xxx options to purchase ordinary shares in the Company at the time of the IPO. Such options shall be subject to certain terms and conditions, to be notified to you in due course, including (without limitation):

i)	a vesting and lock-up period of not less than 180 days;
ii)	your agreement to be responsible for any applicable taxes arising on the exercise of such options and the subsequent sale of such shares.

All other terms and conditions of the MIP shall remain unchanged and continue in full force and effect in accordance with the existing MIP Rules.

Commitment to reinvest part of your MIP payout

In addition to the above, to help make the IPO more attractive to investors, I am asking you to reinvest                  % of your MIP payment (after tax) to buy shares through the directed share program (the “Reinvestment”).

This amount will be taken out of your payment, and in return, you’ll get the right to buy company shares through the directed share program. The number of shares you can buy will be based on how much you reinvest, divided by the share price, rounded down to a whole number. We can arrange for you to be taken through an example of how this will work.

Your agreement to the Proposed Variation and the Reinvestment shall be conditional on, and shall take effect only upon, Shareholder approval being obtained.

By signing this letter you also acknowledge and agree that the MIP will automatically terminate pursuant to the authority of the Board of Directors in connection with the IPO, provided, however, that you will continue to be entitled to receive your MIP payment.

Please note that it is the intension of the Board to put in place a new option scheme and details of this new incentive scheme will be shared with you in due course.

Please indicate your consent to the Variation and Reinvestment by signing and returning a copy of this letter.

Should you require any further information or clarification in relation to the above, please do not hesitate to contact us.

We truly believe Doncasters has a bright future ahead, built in no small part on the effort you’ve put in. We’re excited about what we can continue to achieve together as we grow the business. By choosing to invest in Doncasters, you’re showing your belief in where we’re headed—and we’re just as committed to you, which is why we’re pleased to offer you additional options.

This document is executed and delivered as a deed on the date written above.

Executed as a Deed by DPC Holdings Limited acting by two directors:

Signature	Signature
Michael Quinn	Nicolas Sanders

Consent

I, Name, irrevocably and unconditionally consent to the Variation to the MIP Rules in respect of the calculation of cash proceeds and commit to the Reinvestment, in consideration for the right to receive, subject to my continued employment through the IPO and Compensation Committee consent, XXX,xxx options to purchase ordinary shares in DPC Holdings Limited upon completion of the IPO.

Signed as a deed by
Name

Signature
In the presence of:

Witness Signature

Witness Name:

Witness Address:

Witness Occupation:

Alloy Topco Limited

FORM OF MANAGEMENT INCENTIVE PLAN (MIP)

Rules for Members

This MIP and the Rules apply from March 2024 as amended December 2025 and as further amended May 2026

1.	definitions

1.1	In these Rules unless the context otherwise requires:

(a)	“Asset Sale” means a sale by the Company (or any other member of the Group) of all, or substantially all, of the Group’s business, assets and undertakings (other than pursuant to an intra-group reorganisation);

(b)	“Board” means the board of directors of the Company from time to time or any committee thereof;

(c)	“Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the United Kingdom;

(d)	“Cash Proceeds” means the aggregate GBP equivalent amount of any and all payments in the form of cash or securities readily realisable in cash, net of any withholding tax any Group Company is required to make, made at any time after 6 March 2020 from any member of the Group (or, if in relation to an Exit, any third party) (x) to the PIK Facility Lenders in their capacity as such in repayment or, if in relation to an Exit, transfer of the PIK Facility Loans and/or (y) to the Equity Holders in their capacity as such provided that when calculating the amount paid:-

(i)	on an IPO, all Equity Holders will be deemed to have sold all of their shares in the capital of the Company (or New Holding Company) (and so deemed to have received payment in respect thereof) at a price per share equal to the initial public offering price set forth on the cover page of the IPO prospectus;

(ii)	if any consideration in respect of an Exit includes any non-cash consideration in the form of securities readily realisable in cash then the present market value of such consideration (as determined by the Board acting reasonably and in good faith) shall be included in the amount of Cash Proceeds;

(e)	“Cash Proceeds Payment Date” means the date on which any Cash Proceeds are received (or deemed received, in the case of an IPO) by a PIK Facility Lender and/or an Equity Holder;

(f)	“Company” means Alloy Topco Limited (CRN: 130424);

(g)	“Equity Holder” means any holder of any shares in the capital of the Company (or a New Holding Company) from time to time;

(h)	“Exit” means an IPO, a Winding-Up, completion of a Sale or completion of an Asset Sale;

(i)	“Exit Date” means the date on which an Exit completes;

(j)	“IPO” means the effective admission of shares of any Group Company to trading on any investment stock exchange as nominated by the Board;

(k)	“Good Leaver” means where the Participant’s employment or engagement terminates for one of the following reasons:

(i)	redundancy within the meaning of the Employment Rights Act 1996 (or any applicable equivalent overseas legislation);

(ii)	retirement as agreed between the Participant and the Board (acting reasonably);

(iii)	the Participant’s death;

(iv)	inability to perform their duties for at least six consecutive months due to the Participant’s physical or mental incapacity;

(v)	any dismissal by a Group Company which is later determined, by an Employment Tribunal or at a Court of competent jurisdiction, to be unfair (other than for a procedural reason); or

otherwise where the Board resolves that the Participant is to be treated as a Good Leaver.

(l)	“Group” means the Company (or any New Holding Company) and each of its or their subsidiary undertakings from time to time and “Group Company” shall be construed accordingly;

(m)	“Hurdle” means any of the First Hurdle, Second Hurdle, Third Hurdle or Fourth Hurdle as defined in Clause 3;

(n)	“MIP Award” means the award of a MIP Proportion to a Participant;

(o)	“MIP Bonus” means $[●];

(p)	“MIP Payment” means any payment due to a Participant in accordance with these Rules;

(q)	“MIP Pot” means the aggregate amount that may become payable under the MIP from time to time calculated in accordance with Clause 3;

(r)	“MIP Proportion” means a Participant’s percentage share of the MIP Pot and/or the MIP Bonus, as set out in the Participant’s MIP Letter;

(s)	“New Holding Company” means a holding company of the Company in which the share capital structure of the Company is replicated in all material respects;

(t)	“Participant” means an employee or director of a Group Company who has been selected to participate in the MIP and to whom a MIP Award has been granted;

(u)	“Participant’s MIP Letter” means the letter from the Company to a Participant notifying the Participant that they have been selected to participate in the MIP and setting out their MIP Proportion and any other conditions that apply to their MIP Award;

(v)	“PIK Facility” means the PIK facility agreement dated 6 March 2020 between, among others, Alloy Finco Limited (as borrower), GLAS USA LLC (as agent) and GLAS Americas LLC (as security agent), as amended, restated or supplemented and/or otherwise modified in accordance with its terms from time to time;

(w)	“PIK Facility Lenders” means the lenders under, and as defined in, the PIK Facility;

(x)	“PIK Facility Loans” means any principal amounts payable or paid to Lenders under the PIK Facility;

(y)	“PIK Target” means an amount equal to the total amount outstanding under the PIK Facility Loans as at the date (i) of the IPO or (ii) on which a binding sale and purchase agreement to effect a Sale has been entered into (but completion of which may be subject to certain conditions);

(z)	“Sale” means the transfer of shares in the Company (or a New Holding Company) (whether through a single transaction or a series of transactions) as a result of which any person, or persons connected (as defined in section 252 of the Companies Act 2006) or acting in concert (as defined in the City Code on Takeovers and Mergers) with such person, holds more than 50 per cent. of the ordinary shares in the Company (or a New Holding Company) then in issue;

(aa)	“Tax” means all forms of taxation, levy, impost, contribution, duty, liability and charge in the nature of taxation imposed anywhere in the world and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) imposed or collected by a tax authority (whether within or outside the United Kingdom) whether directly or primarily chargeable against, recoverable from or attributable to any of the Group Companies or another person and all fines, penalties, charges and interest related to any of the foregoing;

(bb)	“Unallocated MIP” means any part of the MIP Pot that does not become a MIP Payment as a result of any of the conditions of Clause 4 not being satisfied or the aggregate MIP Proportions being less than 100 per cent; and

(cc)	“Winding-Up” means a distribution to the Equity Holders pursuant to a winding-up or dissolution of the Company or a New Holding Company (including following an Asset Sale).

2.	introduction and awards

2.1	This document contains the terms and conditions of the MIP (“Rules”).

2.2	The directors of the Company together with a small number of senior employees of the Group are eligible to participate in the MIP. The objective of the MIP is to encourage and motivate Participants to increase the value of the Group and retain their skills within the Group, in line with the PIK Facility Lenders and Equity Holders expectations, and to incentivise and reward them for increasing the amount of the Cash Proceeds.

2.3	Participation in the MIP and the amount of a MIP Proportion for a Participant are at the sole discretion of the Board and will be confirmed by the Company to a Participant in the Participant’s MIP Letter.

2.4	Participation in the MIP and/or the amount of a MIP Proportion for a Participant may be subject to such other conditions as the Board may set at the time of award. Any such conditions will be set out in the Participant’s MIP Letter and the Board has the discretion to waive any such condition(s) on or before a Cash Proceeds Payment Date.

3.	MIP PAYMENT

3.1	Subject to the conditions in Clause 4.1 below, a Participant will be eligible to receive a MIP Payment calculated in accordance with this Clause 3.

3.2	The total MIP Pot will be an amount equal to the aggregate of:-

(a)	[●]% of Cash Proceeds up to the First Hurdle;

(b)	[●]% of Cash Proceeds above the First Hurdle and up to the Second Hurdle;

(c)	[●]% of Cash Proceeds above the Second Hurdle and up to the Third Hurdle;

(d)	[●]% of Cash Proceeds above the Third Hurdle and up to the Fourth Hurdle;

(e)	[●]% of Cash Proceeds above the Fourth Hurdle; plus

(f)	in the event that (i) there has been an IPO on or before, or (ii) a binding sale and purchase agreement to effect a Sale has been entered into on or before (but which may not have completed by), 1 July 2026 which results in the Cash Proceeds generated from the relevant Exit (but excluding any amounts that would fall under Clause 3.5) equalling or exceeding:-

(i)	[●]% of the PIK Target, $[●]; plus

(ii)	[●]% of the PIK Target, $[●] (which shall be in addition to the amount set out in Clause 3.2(f)(i))

provided that if the amount payable pursuant to this Clause would result in the Cash Proceeds being less than the relevant percentage above then the amount payable shall be reduced to such lower amount as would result in the Cash Proceeds equalling or exceeding the relevant percentage above.

3.3	The Hurdles are as follows:

(a)	the First Hurdle is £[●];

(b)	the Second Hurdle is £[●];

(c)	the Third Hurdle is £[●]; and

(d)	the Fourth Hurdle is £[●].

3.4	The MIP Pot shall be calculated on each Cash Proceeds Payment Date provided that if there is more than one Cash Proceeds Payment Date:-

(a)	the Cash Proceeds in respect of the relevant Cash Proceeds Payment Date shall be aggregated with all Cash Proceeds received (or deemed received, in the case of an IPO) on all prior Cash Proceeds Payment Dates; and

(b)	the amount of the MIP Pot shall be reduced by the amount of any MIP Payments that have already been paid in respect of any prior Cash Proceeds Payment Dates.

3.5	If any consideration in respect of an Exit is payable on deferred or contingent terms, or in any form other than cash or securities which are readily realisable in cash, then, for the avoidance of doubt, the rights of the Participants pursuant to this MIP shall continue beyond the Exit Date and the date of payment(s) or realisation of such consideration for cash or securities readily realisable in cash shall constitute a Cash Proceeds Payment Date provided that the conditions set out in Clause 4 and the provisions of Clause 5.1 (Award Lapse) shall cease to apply after the Exit Date.

3.6	A MIP Payment for a Participant will be an amount equal to that Participant’s MIP Proportion.

3.7	Other than in the case of the MIP Bonus, MIP Payments shall be paid by the Company to Participants by the later of 10 Business Days, and the next payroll run of the relevant Group Company, after a Cash Proceeds Payment Date.

3.8	The MIP Pot, MIP Bonus, Cash Proceeds and MIP Payments shall be calculated in GBP. However:-

(a)	in the event that any part of the Cash Proceeds, MIP Bonus or MIP Pot are in any currency other than GBP, the GBP equivalent shall be calculated by reference to the applicable rates appearing on or derived from the Bloomberg service at the Cash Proceeds Payment Date or, in the case of Clauses 3.2(f) or 3.6, the date set out in such Clauses; and/or

(b)	MIP Payments may be made in any other currency as may be deemed appropriate by the Board. Where any MIP Payment is made in a currency other than GBP, the relevant local currency equivalent shall be calculated by reference to the applicable rates appearing on or derived from the Bloomberg service.

3.9	Any MIP Payment will be paid to a Participant net of any required deductions for Tax, including income tax and employee national insurance contributions.

3.10	For the avoidance of doubt, any Unallocated MIP as at a Cash Proceeds Payment Date will not form part of any other Participant’s MIP Payment.

3.11	If any Participant so requests the Company shall provide such Participant with a copy of the calculation of the MIP Pot from time to time but not, for the avoidance of doubt, any details on how the MIP Pot is allocated between the Participants.

3.12	The amount of the MIP Pot and/or Cash Proceeds shall be calculated and determined by the Board acting reasonably, in good faith and by majority decision.

4.	conditions to payment

4.1	A Participant’s entitlement to any MIP Payment is conditional upon:-

(a)	such Participant (i) remaining employed or engaged by a Group Company and not on notice to terminate their employment or engagement given by either such Participant (in circumstances which are not later determined by an Employment Tribunal or at a Court of competent jurisdiction to constitute constructive dismissal) or a Group Company (in circumstances where they would not be a Good Leaver) on a Cash Proceeds Payment Date, or (ii) having become a Good Leaver prior to any Cash Proceeds Payment Date; and

(b)	unless such Participant has become a Good Leaver, the Participant giving such co-operation and assistance as the PIK Facility Lenders, the Equity Holders and the Board may reasonably request in respect of any Exit which may include the preparation of an information memorandum, and the giving of presentations to potential purchasers, investors, financiers and their advisers and assisting in any required debt syndication process.

5.	Other key design features

5.1	Award Lapse

(a)	An Award shall lapse and the Participant shall cease to have any right to a MIP Payment on the date such Participant ceases to be employed or engaged by a Group Company unless such Participant is a Good Leaver or the provisions of Clause 3.5 apply.

5.2	Administration and amendment

(a)	The Board shall administer the MIP.

(b)	The Board may amend, replace or withdraw the MIP from time to time at the Board’s sole discretion except that the Board may not amend the MIP if the amendment: (a) applies to MIP Awards granted before the amendment was made; and (b) adversely affects the interests of the Participants, unless the majority (more than 50%) of the Participants (by reference to their MIP Proportions rather than number of Participants) have provided their express written consent to the amendment, replacement or withdrawal.

5.3	Relationship with employment contract

(a)	The rights and obligations of any Participant under the terms of their office or employment with any Group Company shall not be affected by being a Participant and the MIP shall not form part of any contract of employment or engagement between any Group Company and the Participant.

(b)	The value of any benefit realised under the MIP by Participants shall not be taken into account in determining any pension or similar entitlements.

(c)	Participants shall have no rights to compensation or damages from any Group Company on account of any loss in respect of their participation in the MIP where this loss arises (or is claimed to arise), in whole or in part, from: (a) termination of office or employment; or (b) notice to terminate office or employment given to any Participant unless such Participant is a Good Leaver. This exclusion of liability shall apply however compensation or damages are claimed.

5.4	Severance

(a)	If any provision of these Rules is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(i)	the legality, validity or enforceability in that jurisdiction of any other provisions of these Rules; or

(ii)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of these Rules.

5.5	Entire agreement

These Rules and the documents referred to in it, constitute the entire agreement and understanding of the parties relating to the MIP and any other form of incentive payment or incentive plan (other than ordinary course bonus, salary or fees pursuant to a Participant’s employment or engagement agreement with a Group Company) and supersedes any previous agreement relating to the subject matter of these Rules including, without limitation, the previous management incentive plan that was put in place by the Company on or around 6 March 2020 which shall cease to have any further effect.

5.6	Deemed agreement

By accepting the grant of a MIP Award, a Participant is deemed to have agreed to the provisions of these Rules.

6.	GOVERNING LAW AND JURISDICTION

6.1	This Deed is governed by and to be construed in accordance with English law.

6.2	The Company agrees and, by accepting the grant of a MIP Award, a Participant is deemed to have agreed, to submit to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with the MIP, these Rules and its implementation and effect.